November 16, 2001



                                                                  Exhibit F-2(a)
                                                                  --------------
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re:   GPU, Inc.,
                  Rule 24 Certificate
                  SEC File No. 70-7670
                  --------------------

Ladies and Gentlemen:

            We have examined the opinion dated October September 22, 1989 filed as Exhibit F-2 to Amendment No. 2, dated the same date, to the Application-Declaration on Form U-1 in File No. 70-7670, as amended (the "Application"), under the Public Utility Holding Company Act of 1935 (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by GPU, Inc. ("GPU"). By order dated October 23, 1989, the Supplemental Order dated December 8, 1995 and the Supplemental Order dated December 13, 2000 (collectively, the "Orders"), with respect to said Application, GPU was authorized to issue and sell, from time-to-time through December 31, 2010, up to 2,500,000 shares (without giving effect to a two-for-one stock split by way of stock dividend effective May 29, 1991) of its common stock, par value $2.50 per share (the "GPU Common Stock"), pursuant to a dividend reinvestment and stock purchase plan (the "Plan") described in the Prospectus included as part of a Registration Statement on Form S-3, No. 33-30765, as amended ("Registration Statement"), filed under the Securities Act of 1933.


            In addition to the matters described in the prior opinion filed as Exhibit F-2 to the Application, we have examined a copy of the Certificate Pursuant to Rule 24 of Completion of Transactions, dated this date, under the Act, with which this opinion is being filed, certifying to the completion of the transactions proposed in the Application. We have also examined copies of the Orders, declaring the Application effective forthwith. We have examined copies, signed, certified or otherwise proven to our satisfaction of the charter documents and by-laws of GPU. We have also examined such other documents, instruments and agreements and have made such further investigation as we have deemed necessary as a basis for this opinion.



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Securities and Exchange Commission
November 16, 2001
Page 2



            We have been Pennsylvania counsel to GPU for many years. We are members of the Bar of the Commonwealth of Pennsylvania and do not purport herein to be expert in the laws of any other jurisdiction.

            Based upon the foregoing, and assuming that the GPU Common Stock has been duly issued as provided in the Registration Statement, we are of the opinion, insofar as matters of Pennsylvania law are concerned, that,

                  (a) all   Pennsylvania   laws   applicable  to  the  proposed
            transactions have been complied with (except that we express no view with respect to any state "blue sky" or securities laws that will have been complied with); and

                  (b) Until  consummation of the Merger on November 7, 2001, GPU was validly organized and duly subsisting in the Commonwealth of Pennsylvania.

            We hereby consent to the filing of this opinion as an exhibit to the Rule 24 Certificate and in any proceedings before the Commission that may be held in connection therewith.


                                Very truly yours,




                                RYAN, RUSSELL, OGDEN & SELTZER LLP